CUSIP NO. 05538E109                                           PAGE 1 OF 15 PAGES
          ---------                                               ---  ----
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                       BEI Medical Systems Company, Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   05538E109
                                 (CUSIP Number)

                               September 4, 2001
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 2 OF 15 PAGES
         ---------------------                                   ---  ----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                         Arthur G. Altschul, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                    800,094 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                              800,094 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      800,094 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ x ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             7.85% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                          IN
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                    PAGE   3   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Altschul Investment Group
          13-3453641
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                             -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     50,000 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                           -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               50,000 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 50,000 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.52% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
               PN
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                    PAGE  4    OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                            Overbrook Fund I, LLC
                            13-3954333
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                            -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                 133,334 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                           133,334 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            133,334 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        1.36% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                         OO
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                    PAGE   5   OF  15  PAGES
         ---------------------                              -----    ----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                     Siri von Reis
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     11,700 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                        -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               11,700 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     11,700 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [X]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     less than 1% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                     IN
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO.   05538E109                                  PAGE   6   OF  15  PAGES
         ---------------------                              -----    ----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                     Delta Opportunity Fund, Ltd.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     373,109 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               373,109 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     373,109 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [X]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     3.77% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                     CO
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                    PAGE   7   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                   Delta Opportunity Fund (Institutional), LLC
                   13-4040413
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                             -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     231,951 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                           -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               231,951 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                231,951 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               2.36% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
               OO
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 8 OF 15 PAGES
         ---------------------                                   ---  ----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                        Diaz & Altschul Advisors, LLC
                        13-3940170
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
                                                                   (See Item 6)

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                 605,060 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                           605,060 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      605,060 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        6.02% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                     OO
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO.  05538E109                                   PAGE   9   OF  15  PAGES
         ---------------------                              -----    ----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                     Diaz & Altschul Management, LLC
                     06-1502204
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     231,951 shares of Common Stock (See Item 4(a))
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               231,951 shares of Common Stock (See Item 4(a))
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     231,951 shares of Common Stock (See Item 4(a))
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [X]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.36% (See Item 4(a))
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                     OO
          ---------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 10 OF 15 PAGES
          ---------                                               --    --

Item 1(a).     Name of Issuer:

               BEI Medical Systems Company, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               100 Hollister Road
               Teterboro, New Jersey 07608

Item 2(a).     Names of Persons Filing:

               Arthur G. Altschul, Jr. ("Altschul")
               Altschul Investment Group ("AIG")
               Overbrook Fund I, LLC ("Overbrook")
               Siri von Reis ("von Reis")
               Delta Opportunity Fund, Ltd. ("Delta")
               Delta Opportunity Fund (Institutional), LLC
               ("Institutional")
               Diaz & Altschul Advisors, LLC ("Advisors")
               Diaz & Altschul Management, LLC ("Management")

Item 2(b).     Address of Principal Business Office:

               Altschul - 950 Third Avenue, 16th Floor, New York,
               New York 10022
               AIG - 122 East 42nd Street, Suite 2500, New York,
               New York 10168-2500
               Overbrook - 122 East 42nd Street, Suite 2500, New York,
               New York 10168-2500
               von Reis - 122 East 42nd Street, Suite 2500, New York,
               New York 10168-2500
               Delta - c/o International Fund Administration, Ltd., 48 Par
               La Ville Road, Suite 464, Hamilton, HM11, Bermuda
               Institutional - 950 Third Avenue, 16th Floor,
               New York, New York 10022
               Advisors - 950 Third Avenue, 16th Floor, New York,
               New York 10022
               Management - 950 Third Avenue, 16th Floor, New York,
               New York 10022

Item 2(c).     Place of Organization or Citizenship:

               Altschul - United States of America
               AIG - New York
               Overbrook - New York
               von Reis - United States of America
               Delta - British Virgin Islands
               Institutional - Delaware
               Advisors - New York
               Management - Delaware

Item 2(d).     Title of Class of Securities:

               Common Stock, $0.001 par value per share of the Issuer (the
               "Common Stock")

Item 2(e)      CUSIP Number:  05538E109

SCHEDULE 13G
CUSIP NO. 05538E109                                         PAGE 11 OF 15 PAGES
          ---------                                              --    --


Item 3. This Amendment No. 2 is filed pursuant to Rule 13d-1(c) by Altschul, AIG, Overbrook, von Reis, Delta, Institutional, Advisors and Management.

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:
                    800,094 shares of Common Stock*

               (b)  Percent of Class:

                    7.85% (based on 9,667,178 shares of Common Stock outstanding, consisting of 7,714,905 shares of common stock outstanding as of August 1, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 plus an aggregate of 1,952,273 shares of Common Stock issued by the Issuer on September 4, 2001, a portion of which shares were acquired by certain of the reporting persons).

               (c)  Number of Shares as to which the Person has:

                    (i)     sole power to vote or to direct the vote

                                          -0-

                    (ii)    shared power to vote or to direct the vote:

                            800,094 shares of Common Stock*

                    (iii) sole power to dispose or to direct the disposition of

                                          -0-

                    (iv) shared power to dispose or to direct the disposition of

                            800,094 shares of Common Stock*


* Altschul serves as general partner of AIG and as managing member of Overbrook and has a power of attorney granted by von Reis. By reason of such relationships and power, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by AIG, Overbrook and von Reis. Altschul is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Altschul disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by AIG, Overbrook, von Reis, Advisors and Management.

Advisors serves as investment advisor to Delta and Institutional. By reason of such relationships, Advisors may be deemed to share voting and dispositive

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 12 OF 15 PAGES
          ---------                                               --    --

power over the shares of Common Stock owned by Delta and Institutional. Advisors disclaims beneficial ownership of such shares of Common Stock.

Management serves as investment manager to and managing member of Institutional. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional. Management disclaims beneficial ownership of such shares of Common Stock.

The shares of Common Stock reported as beneficially owned are held by AIG, Overbrook, von Reis, Delta and Institutional. Altschul, Advisors and Management hereby expressly disclaim beneficial ownership of such shares of Common Stock. AIG, Overbrook, von Reis, Delta, and Institutional each disclaims beneficial ownership of shares of Common Stock reported on this Amendment No. 2 as beneficially owned by any other person identified on this Amendment No. 2.

Certain of the shares of Common Stock reported as beneficially owned by Overbrook, Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon conversion of shares of the Series A Convertible Preferred Stock of the Issuer as follows:

Overbrook: 133,334 shares
Delta: 160,000 shares
Institutional: 106,668 shares

Certain of the shares of Common Stock reported as beneficially owned by Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon exercise of warrants as follows:

Delta: 76,500 shares
Institutional: 44,973 shares

Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable

Item 8.   Identification and Classification of Members of the Group:

          Not applicable

Item 9.   Notice of Dissolution of Group:

          Not applicable

SCHEDULE 13G
CUSIP NO. 05538E109                                         PAGE 13 OF 15 PAGES
          ---------                                              --    --


Item 10.  Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     Exhibit II: Joint Filing Agreement, dated as of July 10, 2001, by and among Altschul, AIG, Overbrook, von Reis, Delta, Institutional, Advisors and Management (incorporated herein by reference to the exhibit with the same number filed with Amendment No. 1 to Schedule 13G filed by the persons reporting on this Amendment No. 2.)

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 14 OF 15 PAGES
          ---------                                               --    --

                                   SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                         /s/ Arthur G. Altschul, Jr.
                         --------------------------------
                         Arthur G. Altschul, Jr.


                         ALTSCHUL INVESTMENT GROUP

                         By: /s/ Arthur G. Altschul, Jr.
                         --------------------------------
                         Arthur G. Altschul, Jr.
                         Title: General Partner


                         OVERBROOK FUND I, LLC

                         By: /s/ Arthur G. Altschul, Jr.
                         --------------------------------
                         Arthur G. Altschul, Jr.
                         Title: Managing Member


                         /s/ Siri von Reis
                         --------------------------------
                         Siri von Reis



                          DELTA OPPORTUNITY FUND, LTD.

                          By:  DIAZ & ALTSCHUL ADVISORS, LLC
                               As investment advisor

                               By: /s/ Christopher S. Mooney
                               -----------------------------
                               Christopher S. Mooney
                               Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 05538E109                                         PAGE 15 of 15 PAGES
          ---------                                              --    --


                  DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                  By: DIAZ & ALTSCHUL MANAGEMENT, LLC



                      By: /s/ Christopher S. Mooney
                      -------------------------------
                      Christopher S. Mooney
                      Title: Chief Financial Officer





                  DIAZ & ALSCHUL ADVISORS, LLC



                  By: /s/ Christopher S. Mooney
                  ------------------------------
                  Christopher S. Mooney
                  Title: Chief Financial Officer





                  DIAZ & ALTSCHUL MANAGEMENT, LLC



                  By: /s/ Christopher S. Mooney
                  ------------------------------
                  Christopher S. Mooney
                  Title: Chief Financial Officer